Exhibit 99.2

AMENDMENT NO. 2

to
CREDIT FACILITY AGREEMENT
PROVIDING FOR A
US$57,600,000
SECURED TERM LOAN CREDIT FACILITY

TO BE MADE AVAILABLE TO
K-SEA OPERATING PARTNERSHIP L.P.,
as Borrower

BY

DNB NOR BANK ASA,
as Mandated Lead Arranger, Bookrunner, Administrative Agent
and Security Trustee,

and the Banks and Financial Institutions
identified on Schedule 1,
as Lenders

December 23, 2009

AMENDMENT NO. 2 TO CREDIT FACILITY AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT FACILITY AGREEMENT (this “Amendment”) is made as of the 23rd day of December, 2009, and amends and is supplemental to that certain credit facility agreement dated as of June 4, 2008, as amended by Amendment No. 1 thereto, dated as of June 30, 2008 (as so amended, the “Credit Agreement”), and is by and among (1) K-SEA OPERATING PARTNERSHIP L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Borrower”), (2) the banks and financial institutions listed on Schedule 1 thereto, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10, the “Lenders”), and (3) DNB NOR BANK ASA, a banking company organized and existing under the laws of the Kingdom of Norway (“DnB NOR”), as mandated lead arranger (in such capacity, the “Mandated Lead Arranger”), as bookrunner (in such capacity, the “Bookrunner”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as security trustee for the Lenders (in such capacity, the “Security Trustee”). Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the terms of the Credit Agreement, the Lenders made available to the Borrower a secured term loan credit facility in the amount of 80% of the Acquisition Costs of the 185,000 barrel articulated tug and barge unit, subject to a maximum aggregate amount of Fifty Seven Million Six Hundred Thousand United States Dollars ($57,600,000);

WHEREAS, the parties to this Amendment desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendment of the Credit Agreement.  The parties hereto agree that effective as of the date hereof:

(a)           All references to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby.

(b)           All references to this Agreement in each of the other Transaction Documents shall be deemed to be references to the Credit Agreement as amended hereby.

(c)           Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)        The definition of “Amendment No. 1” shall be inserted as follows:

“means the amendment, dated as of June 30, 2008, to the Credit Agreement, by and among the Borrower, the Lenders, the

Mandated Lead Arranger, the Bookrunner, the Administrative Agent and the Security Trustee;”

(ii)      The definition of “Amendment No. 2” shall be inserted as follows:

“means the amendment, dated as of December 23, 2009, to the Credit Agreement, as amended by Amendment No. 1 thereto, by and among the Borrower, the Lenders, the Mandated Lead Arranger, the Bookrunner, the Administrative Agent and the Security Trustee;”

(iii)      The definition of “Amendment No. 2 Effective Date” is hereby inserted as follows:

“means the date upon which all conditions precedent set out in Section 2 of Amendment No. 2 are fulfilled and Amendment No. 2 becomes effective;”

(iv)     The definition of “Applicable Margin” is hereby deleted in its entirety and replaced with the following:

“means the rate per annum to be determined from time to time according to the Borrower’s Total Debt to EBITDA Ratio, as follows:

Total Debt to EBITDA Ratio	Applicable Margin
=> 4.50	4.75% per annum
=> 3.50 and < 4.50	4.25% per annum
=> 2.50 and < 3.50	3.75% per annum
=>1.50 and <2.50	3.25% per annum
< 1.50	2.75% per annum

such determination to be made in accordance with Section 6.1;”

(v)      The definition of “EBITDA” is hereby deleted in its entirety and replaced with the following:

“means, with respect to any fiscal period of the Parent Guarantor and its consolidated Affiliates, including, without limitation, the Borrower, on a consolidated basis, the sum of:

(1)           the net income (or net loss) of Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus:

(2)           to the extent that any of the items referred to in any of clauses (i) through (viii) below were deducted in calculating such net income:

(i)            Interest Expense of Borrower for such fiscal period;

(ii)           Federal, state, local and foreign income tax expenses of Borrower for such fiscal period;

(iii)          the amount of all depreciation and amortization for such fiscal period;

(iv)          non-cash stock compensation incurred during such fiscal period;

(v)           non-cash goodwill impairment charges incurred during such fiscal period;

(vi)          other non-cash expenses incurred during such fiscal period that are acceptable to the Administrative Agent;

(vii)         non-recurring losses in an aggregate amount not to exceed $1,300,000 incurred during the fiscal quarter ending December 31, 2009 in connection with the purchase of real property located at 150 South Main Street, Norfolk, Virginia; and

(viii)        losses from the sale, exchange or other disposition of assets incurred during such fiscal period; minus

(3)           to the extent that any of the items referred to in any of clauses (i) through (ii) below were added in calculating such net income:

(i)            gains from sales, exchanges and other dispositions of assets not in the ordinary course of business; and

(ii)           non–cash gains;”

(vi)          The definition of “Total Debt” is hereby deleted in its entirety and replaced with the following:

“means, as of any date, all Indebtedness of the Parent Guarantor and its consolidated Affiliates, including without limitation, the

Borrower, on a consolidated basis, of the kinds and types (without duplication) described in clauses (a), (b), (c), (d), (e) (f), (g), (h), (i) (but only to the extent any such operating lease obligations relates to a vessel operating lease and do not include (x) vessel operating lease agreements existing prior to the Amendment No. 2 Effective Date, (y) vessel operating lease agreements entered into after the Amendment No. 2 Effective Date in the ordinary course of business having a term of one (1) year or less), (j) (excluding obligations in respect of letters of credit issued as credit support obligations for borrowed money of Borrower or the Parent Guarantor included in the determination of Total Debt) and (k) of the definition of Indebtedness;”

(d)           Section 9.3(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(a)             Fixed Charge Coverage Ratio.  procure that the Parent Guarantor maintain at the end of each fiscal quarter a minimum Fixed Charge Coverage Ratio during each period set forth below with respect to such period:

Period	Ratio
Amendment No. 2 Effective Date to and including March 30, 2010	1.85 to 1.00
March 31, 2010 and thereafter	1.50 to 1.00

(e)           Section 9.3(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)            Total Debt to EBITDA Ratio.  maintain, at the end of each fiscal quarter of the Parent Guarantor, a Total Debt to EBITDA Ratio, for the four fiscal quarters ended as of the end of such quarter, not greater than the ratio set forth below with respect to such period:

Period	Ratio
Amendment No. 2 Effective Date to and including March 30, 2010	4.50 to 1.00
March 31, 2010 to and including September 29, 2010	5.00 to 1.00
September 30, 2010 and thereafter	4.50 to 1.00

2.             Conditions Precedent to the Effectiveness of this Amendment.  The effectiveness of this Amendment shall be expressly subject to the following conditions precedent:

(a)           This Amendment.  The Borrower shall have duly executed and delivered this Amendment to the Administrative Agent and Lenders;

(b)           Consent, Agreement and Affirmation.  Each of the Guarantors shall have duly executed and delivered the Consent, Agreement and Affirmation attached hereto (the “Consent”);

(c)           Corporate Authority.  The Administrative Agent shall have received a certificate substantially in the form attached as Exhibit K to the Credit Agreement from an officer of each Security Party which certificate shall certify and, in the case of items (i) through (iii) below, attach true and complete copies of the following:

(i)            the Constitutional Documents of such Security Party;

(ii)           the resolutions of the board of directors and equity holders (or as otherwise required by such Security Party’s Constitutional Documents or by applicable law) evidencing approval of the Amendment or Consent, as the case may be, and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)          all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Administrative Agent), approvals or consents with respect to the Amendment or Consent, as the case may be;

(iv)          the names, titles and signatures of each of the officers and directors of such Security Party;

(v)           with respect to the Borrower and the Shipowner Guarantor only, the record ownership of all of such Security Party’s issued and outstanding Capital Stock; and

(vi)          that the representations and warranties (updated mutatis mutandis) with respect to solvency set forth in the Credit Agreement or in any other Transaction Document to which it is a party are true and correct as if made on and as of such date;

(d)           Good Standing Certificates. the Administrative Agent shall have received certificates from the jurisdiction of incorporation or formation, as the case may be, of each Security Party as to the good standing thereof;

(e)           Delivery Advance Requirements. All conditions and requirements set forth in Section 4.2 and Section 4.3 of the Credit Agreement shall be fulfilled, including but not limited to, the due execution and delivery of the following Transaction Documents:

(i)            the Mortgage;

(ii)           the Earnings Assignment;

(iii)          the Insurances Assignment; and

(iv)          the Assignment Notices (other than those previously delivered in connection with the Building Contract Assignment and the Pre-Delivery Insurances Assignment);

(f)            Recording of the Mortgage.  the Administrative Agent shall have received satisfactory evidence that the Mortgage on the Vessels: (i) has been duly recorded under the laws of the United States; and (ii) constitutes a first preferred mortgage lien under the laws of such jurisdiction;

(g)           Cash Collateral.  The Borrower shall establish and thereafter maintain (so long as required under the terms of Section 3 of this Amendment) an interest bearing cash collateral account (Account No. 19872583) (the “Cash Collateral Account”) with the Administrative Agent into which the Borrower shall make an initial deposit of $3,075,000 (the “Security Deposit”) to restore compliance with the Required Percentage under Section 9.4 of the Credit Agreement;

(h)           Vessel Appraisals.  the Administrative Agent shall have received appraisals, in form and substance satisfactory to the Administrative Agent, of the Fair Market Value of each of the Vessels which together with the Security Deposit described in Section 2(g) above reflects an amount to be not less than the Required Percentage of the Facility;

(i)             Legal Opinions.  the Administrative Agent shall have received legal opinions addressed to the Administrative Agent from (i) Holland & Knight LLP, counsel to the Security Parties, and (ii) Seward & Kissel LLP, special counsel to the Creditors, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York and the State of Delaware covering the representations and conditions which are the subjects of this Amendment.

3.             Cash Collateral Account.  The Security Deposit in the Cash Collateral Account (as defined above) shall be collateral security for the payment and performance by the Borrower of its obligations and the obligations of each other Security Party under the Credit

Agreement, the Note, and the Security Documents (collectively, the “Obligations”). The Borrower, by its execution of this Amendment, hereby pledges, assigns and grants to the Security Trustee a security interest in the Security Deposit held in the Cash Collateral Account. If an Event of Default as described in Sections 8.1(a) or 8.1(b) of the Credit Agreement has occurred and is continuing, the Security Trustee may deduct from the Security Deposit the amount of any such overdue principal or interest and any amount which the Security Trustee may incur or become required to incur by reason of such Event of Default as described in Sections 8.1(a) or 8.1(b) of the Credit Agreement. The Cash Collateral Account may not be pledged to any other Person without the consent of the Security Trustee.

If at any time the aggregate of (x) the Fair Market Value of the Vessels, (y) the value of additional collateral, if any, provided by the Borrower to the Security Trustee as contemplated in Section 9.4 (i) of the Credit Agreement, and (z) the amount of the Security Deposit is in excess of the Required Percentage, upon request of the Borrower, the Administrative Agent shall release an amount of such collateral, commencing with the amount being held in the Cash Collateral Account representing the excess over the Required Percentage. Together with any release request and in support thereof, the Borrower shall obtain and deliver to the Administrative Agent an up-to-date appraisal of the Fair Market Value of the Vessels from an Approved Ship Broker, such appraisal to be dated no more than thirty (30) days prior to the date on which the release request is made.

4.             Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent that the representations and warranties set forth in the Credit Agreement as amended hereby are true and correct in all material respects and no Default or Event of Default shall have occurred and be continuing.

5.             No Defaults.  The Borrower hereby represents and warrants that as of the date hereof there exists no Event of Default or any condition which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.             Covenants.  The Borrower hereby reaffirms that, except as disclosed to the Administrative Agent, it has duly performed and observed the covenants and undertakings set forth in the Credit Amendment, and covenants and undertakes to continue to duly perform and observe such covenants and undertakings, as amended hereby, so long as the Credit Agreement as amended hereby shall remain in effect.

7.             No Other Amendment.  All other terms and conditions of the Credit Agreement shall remain in full force and effect and the Credit Agreement shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

8.             Fees and Expenses.  The Borrower hereby agrees to pay to the Lenders, on the date hereof, a fee representing 0.50% of the aggregate amount of all Advances outstanding on the Amendment No. 2 Effective Date. In addition, the Borrower agrees to pay to the Lenders, before or upon the execution hereof, all costs and expenses (including reasonable legal fees) of the Lenders and the Administrative Agent in connection with the preparation and execution of this Amendment.

9.          Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

10.        Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

11.        Effect of Amendment.  All references in any Transaction Document to the Credit Agreement on and after the date hereof shall be deemed to refer to the Credit Agreement as amended hereby, and the parties hereto agree that, except as amended by this Amendment No. 2, all of the terms and provisions of the Credit Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-SEA OLP, LP, LLC, as Borrower

By:	/s/ Terrence P. Gill
Name:	Terrence P. Gill
Title:	Chief Financial Officer

DNB NOR BANK ASA, as Administrative Agent and Security Trustee

By:
Name:
Title:

By:
Name:
Title:

Amendment No. 2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

K-SEA OPERATING PARTNERSHIP L.P., by its general partner K-SEA OLP, LP, LLC, as Borrower

By:
Name:
Title:

DNB NOR BANK ASA,
as Administrative Agent and Security Trustee

By:	/s/ Nikolai A. Nachamkin
Name:	NIKOLAI A. NACHAMKIN
Title:	SENIOR VICE PRESIDENT

By:	/s/ Giacomo Landi
Name:	Giacomo Landi
Title:	Senior Vice President

Amendment No. 2

The Lenders:

DNB NOR BANK ASA

By:	/s/ Nikolai A. Nachamkin
Name:	NIKOLAI A. NACHAMKIN
Title:	SENIOR VICE PRESIDENT

By:	/s/ Giacomo Landi
Name:	Giacomo Landi
Title:	Senior Vice President

Amendment No. 2

CONSENT AND AGREEMENT

Each of the undersigned, referred to in the Credit Agreement as the “Parent Guarantor” and the “Shipowner Guarantor” respectively, hereby consents and agrees to said Amendment No. 2 and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Credit Agreement and agrees particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Sections 2 and 9 of said Credit Agreement, as amended, to the same extent as if the undersigned were a party to said Credit Agreement, as amended.

K-SEA TRANSPORTATION PARTNERS L.P.,
by its general partner K-SEA GENERAL PARTNER L.P.,
by its general partner K-SEA GENERAL PARTNER GP, LLC, as Parent Guarantor

By:	/s/ Terrence P. Gill
	Name:	Terrence P. Gill
	Title:	Chief Financial Officer

K-SEA TRANSPORTATION LLC, as Shipowner Guarantor

By:	/s/ Terrence P. Gill
	Name:	Terrence P. Gill
	Title:	Chief Financial Officer

Amendment No. 2